Exhibit 3.1

AMENDED & RESTATED ARTICLES OF INCORPORATION

OF

SUPERTEX, INC.

ARTICLE I

The name of this corporation is SUPERTEX, INC. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California General Corporation Law.

ARTICLE III

The Corporation is authorized to issue one class of stock to be designated as “Common Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is one thousand (1,000) shares, and each such share shall have a par value of one-tenth of one cent ($0.001).

ARTICLE IV

The name in the State of California of this Corporation’s initial agent for service of process is Corporation Service Company Which Will Do Business In California As CSC-Lawyers Incorporating Service.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, and subject to the limitations set forth in Section 212 of the California General Corporation Law, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

Meetings of shareholders may be held within or without the State of California, as the bylaws of the Corporation may provide.

ARTICLE VII

1. Limitation of Directors’ Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2. Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the Corporation or its shareholders.

3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.